Exhibit 99.2

PETCO HEALTH AND WELLNESS COMPANY, INC.

GRANT NOTICE FOR

INDUCEMENT PERFORMANCE STOCK UNIT AWARD

FOR GOOD AND VALUABLE CONSIDERATION, Petco Health and Wellness Company, Inc. (the “Company”), hereby grants to the Participant named below the target number of performance stock units (the “PSUs”) specified below (the “Award”). Each Earned PSU (as defined below) represents the right to receive one share of Common Stock, upon the terms and subject to the conditions set forth in this Grant Notice (including Exhibit C), the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto as Exhibit A, and the Confidentiality and Inventions Agreement attached hereto as Exhibit B. The Award is an inducement material to the Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). The Award is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were performance-based Restricted Stock Units granted under the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:

Grant Date:

Target Number of PSUs:	[•] (the “Target PSUs”)

Award Type:	The Award represents the right to receive shares of Common Stock in an amount from [•]% to [•]% of the Target PSUs. The Award shall vest and become earned and nonforfeitable upon (i) the Participant’s satisfaction of the Service Requirement (as defined below) and (ii) the Committee’s certification of the final level of achievement of the Performance Goals (as defined below). PSUs that become earned upon satisfaction of the Service Requirement and the Performance Goals are referred to herein as “Earned PSUs.”

Performance Period:

Service Requirement:	The “Service Requirement” is set forth on Exhibit C attached hereto.

Performance Goals:	The “Performance Goals” are set forth on Exhibit C attached hereto.

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS GRANT NOTICE WILL BE OF NO FORCE OR EFFECT AND THIS AWARD WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE STANDARD TERMS AND CONDITIONS.

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice (including Exhibit C), the Plan, and the Standard Terms and Conditions and the Confidentiality and Inventions Agreement.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:
Name:
Title:

PARTICIPANT

[Name]

SIGNATURE PAGE TO

GRANT NOTICE FOR

INDUCEMENT PERFORMANCE STOCK UNIT AWARD

EXHIBIT A

PETCO HEALTH AND WELLNESS COMPANY, INC.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT PERFORMANCE STOCK UNITS

These Standard Terms and Conditions apply to the Award (as defined below). The Award is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were performance-based Restricted Stock Units granted under the Plan. Such terms and conditions set forth in the Plan are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1. TERMS OF PERFORMANCE STOCK UNITS

Petco Health and Wellness Company, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of performance stock units (the “Award” or “PSUs”) specified in the Grant Notice, with each Earned PSU representing the right to receive one share of Common Stock. The Award is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2. VESTING AND SETTLEMENT OF PERFORMANCE STOCK UNITS

(a) The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested and earned as described in the Grant Notice with respect to the Target PSUs as set forth in the Grant Notice.

(b) As soon as administratively practicable following the date a PSU becomes an Earned PSU pursuant to the Grant Notice and this Section 2, but in no event later than two and one-half months following the Vesting Date (or, if earlier, the date on which a Termination of Employment described in Section 2(c) or 2(f) occurs), the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of Earned PSUs.

(c) If the Participant experiences a Termination of Employment as a result of the Participant’s death or Disability, then, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, (i) if the Termination Date is prior to the end of the Performance Period, the outstanding Target PSUs (after giving effect to the EBITDA Gate, to the extent the Termination Date is after the completion of fiscal [•] and/or fiscal [•], as applicable) shall become Earned PSUs effective as of the date of such Termination of Employment and (ii) if the Termination Date is after the end of the Performance Period, then the outstanding Target PSUs will remain outstanding and eligible to become Earned PSUs based on achievement of the Performance Goals and settlement of such Earned PSUs shall not be accelerated.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT PERFORMANCE STOCK UNITS

(d) If the Participant experiences a Termination of Employment as a result of the Participant’s Retirement (as defined below), then, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, the Pro-Rata Portion of the Target PSUs shall remain outstanding and eligible to become Earned PSUs based on achievement of the Performance Goals and settlement of such Earned PSUs shall not be accelerated.

(e) Upon the consummation of a Change in Control prior to the end of the Performance Period, the Performance Goals shall be measured over a truncated Performance Period ending on the date of the Change in Control (with such adjustments to the Performance Goals, including the EBITDA Gate, as determined appropriate by the Committee to reflect such truncated Performance Period) and the Target PSUs that become earned based on achievement of such adjusted Performance Goals shall vest and become Earned PSUs on [•], subject to the Participant’s continued employment by or service to the Company or its Subsidiaries through such date.

(f) Notwithstanding Section 2(e) above, if the Participant experiences a Termination of Employment as a result of an Involuntary Termination (as defined below) at any time following a Change in Control, then subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, any Target PSUs that remain outstanding shall become Earned PSUs in accordance with Section 2(e) effective as of the date of such Termination of Employment.

(g) If the Participant’s Termination of Employment is as a result of an Involuntary Termination at any time prior to a Change in Control and during Fiscal Year [•], provided that [•] has been achieved, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the Pro-Rata Portion of the Target PSUs shall remain outstanding and eligible to become Earned PSUs based on achievement of the Performance Goals and settlement of such Earned PSUs shall not be accelerated, and (ii) in the event of a Change in Control following such termination, any Target PSUs that remain outstanding will be treated in accordance with Section 2(e) above and be settled on [•] (or as soon as administratively practicable thereafter, but in no event later than two and one-half months following such date). For the avoidance of doubt, if [•] has not been achieved, all Target PSUs shall be forfeited and canceled as of the Termination Date.

(h) If the Participant’s Termination of Employment is as a result of an Involuntary Termination at any time prior to a Change in Control and during or after Fiscal Year [•], subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) any Target PSUs that remain outstanding (after giving effect to the [•]) will remain outstanding and eligible to become Earned PSUs based on achievement of the Performance Goals and settlement of such Earned PSUs shall not be accelerated, and (ii) in the event of a Change in Control following such termination, any Target PSUs that remain outstanding will be treated in accordance with Section 2(e) above and be settled on [•] (or as soon as administratively practicable thereafter, but in no event later than two and one-half months following such date).

(i) Upon the Participant’s Termination of Employment for any other reason not set forth in Section 2(c), 2(d), 2(f), 2(g), or 2(h), any PSUs that have not become Earned PSUs shall be forfeited and canceled as of the Termination Date.

(j) As used in this Section 2:

(i) “Good Reason” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means, without the Participant’s consent: (A) a material diminution in the Participant’s authority, duties or responsibilities with the Company or an Affiliate; (B) a material diminution in the Participant’s base salary; (C) a relocation of the Participant’s principal place of employment by more than 50 miles; or (D) a material breach by the Company of any of its obligations under these Standard Terms and Conditions and in such case notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless (1) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (2) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (3) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(ii) “Involuntary Termination” means a Termination of Employment by the Company without Cause (and not as a result of death or Disability) or by the Participant for Good Reason.

(iii) “Pro-Rata Portion” means (A) the Target PSUs, multiplied by (B) a fraction, the numerator of which is the number of days between [•] (the “Start Date”) and the Termination Date and the denominator of which is the number of days between the Start Date and [•].

(iv) “Retirement” means a Termination of Employment by the Participant upon achieving (A) 55 or more years of age and (B) 10 or more consecutive years of service with the Company and its Affiliates.

(v) “Termination Date” means the date of the Participant’s Termination of Employment.

3. RIGHTS AS STOCKHOLDER; DIVIDEND EQUIVALENTS

(a) Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any PSUs unless and until shares of Common Stock settled for Earned PSUs shall have been issued by the Company to Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(b) Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (i) the Participant’s receipt of Common Stock upon payment of Earned PSUs and (ii) the time when the Participant’s right to receive Common Stock upon payment of PSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall be entitled, as a Dividend Equivalent, to a number of additional whole Target PSUs determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of Target PSUs (including dividend equivalents paid thereon) held by the Participant as of such date, by (ii) the Fair Market Value per share of Common Stock on such date. Such Dividend Equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Target PSUs to which the Dividend Equivalents were credited.

4. RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Earned PSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5. INCOME TAXES

To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the PSUs. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

6. NON -TRANSFERABILITY OF AWARD

The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Committee, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution. Notwithstanding the foregoing, (a) the Participant shall be permitted to transfer the Award as a gift to an Assignee Entity in accordance with and subject to the limits of Section 17 of the Plan and (b) if not previously so transferred, any shares of Common Stock that become issuable hereunder but which otherwise remain unissued at the time of the Participant’s death shall be transferred to the Participant’s designated beneficiary or, if none, to the Participant’s estate.

7. OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Confidentiality and Inventions Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Where there is a conflict between these terms and any terms contained in the Participant’s offer letter, these terms shall control. Any prior agreements, commitments or negotiations concerning the Award are superseded; provided, however, that the terms of the Confidentiality and Inventions Agreement are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company and any of its affiliates and the Participant with respect to confidentiality and intellectual property.

8. LIMITATION OF INTEREST IN SHARES SUBJECT TO PERFORMANCE STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

9. GENERAL

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

10. CLAWBACK

The PSUs and any shares of Common Stock issued pursuant to the Earned PSUs are subject to recoupment in accordance with any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation, including the Petco Health and Wellness Company, Inc. Clawback Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Common Stock and other amounts acquired under the Award or the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the Standard Terms and Conditions and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

11. ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the PSUs via Company web site or other electronic delivery.

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

As a condition to the receipt of the Award granted pursuant to the Grant Notice to which this Confidentiality and Inventions Agreement is attached and in consideration of the Participant’s continued employment with the Company, the Participant hereby confirms the Participant’s agreement as follows:

1. GENERAL

The Participant’s employment by the Company is in a capacity in which he or she may have access to, or contribute to the production of, Confidential Information and the Company Work Product (both as defined below). The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to the Confidential Information and the Company Work Product as set forth herein. This Confidentiality and Inventions Agreement are subject to the terms of the Standard Terms and Conditions attached as Exhibit A to the Grant Notice to which this Confidentiality and Inventions Agreement is attached; provided however, that in the event of any conflict between the Standard Terms and Conditions and this Confidentiality and Inventions Agreement, this Confidentiality and Inventions Agreement shall control.

2. DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, as amended from time to time. For purposes of this Confidentiality and Inventions Agreement:

(a) “Confidential Information” shall mean information or material (i) that is proprietary to the Company or confidential to the Company, whether or not designated or labeled as such, and (ii) that the Participant creates, discovers or develops, or of which the Participant obtains knowledge of or access to, in the course of the Participant’s employment with the Company. Confidential Information may include, but is not limited to, designs, works of authorship, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, diagrams, flow charts, research, procedures, computer programs, marketing techniques and materials, business, marketing, development and product plans, financial information, customer lists and contact information, personnel information, and other confidential business or technical information created on behalf of the Company or obtained as a result of or in the course of employment with the Company. For purposes of this Confidentiality and Inventions Agreement, the “Company” shall mean the Company or any of its Affiliates. To the extent that the participant can demonstrate by competent proof that one of the following exceptions applies, the Participant shall have no obligation under this Confidentiality and Inventions Agreement to maintain in confidence any: (I) INFORMATION THAT IS OR BECOMES GENERALLY PUBLICLY KNOWN OTHER THAN AS A RESULT OF THE PARTICIPANT’S DISCLOSURE IN VIOLATION OF THIS AGREEMENT, (II) INFORMATION THAT WAS KNOWN BY THE PARTICIPANT OR AVAILABLE TO THE PARTICIPANT WITHOUT RESTRICTION PRIOR TO DISCLOSURE TO THE PARTICIPANT BY THE COMPANY, (III) INFORMATION THAT

CONFIDENTIALITY AND INVENTIONS AGREEMENT

BECOMES AVAILABLE TO THE PARTICIPANT ON A NON-CONFIDENTIAL BASIS FROM A THIRD PARTY THAT IS NOT SUBJECT TO CONFIDENTIALITY OBLIGATIONS IN FAVOR, OR THAT INURE TO THE BENEFIT, OF THE COMPANY, AND (IV) INFORMATION THAT WAS DEVELOPED INDEPENDENTLY BY OR FOR THE PARTICIPANT WITHOUT REFERENCE TO THE CONFIDENTIAL INFORMATION, USE OF COMPANY RESOURCES OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE “PRE-EMPLOYMENT WORK PRODUCT” (AS DEFINED BELOW).

(b) “Work Product” shall mean inventions, data, ideas, designs, drawings, works of authorship, trademarks, service marks, trade names, service names, logos, developments, formulae, concepts, techniques, devices, improvements, know-how, methods, processes, programs and discoveries, whether or not patentable or protectable under applicable copyright or trademark law, or under other similar law, and whether or not reduced to practice or tangible form, together with any improvements thereon or thereto, derivative works therefrom, and intellectual property rights therein created on behalf of the Company as part of the obligation of employment in performing work for the Company or otherwise in the course of employment with the Company.

3. CONFIDENTIALITY

(a) During the term of the Participant’s employment by the Company and at all times thereafter, the Participant will keep in strict confidence and trust all Confidential Information, and the Participant will not, directly or indirectly, disclose, distribute, sell, transfer, use, lecture upon or publish any Confidential Information, except as may be necessary in the course of performing the Participant’s duties as an employee of the Company or as the Company authorizes or permits. Notwithstanding the foregoing, the Participant shall be entitled to continue to use Confidential Information of the Company transferred to a purchaser (“Purchaser”) of all or substantially all of the assets of a business (“Business”) of Company (an “Acquisition”) solely to the extent that the Participant becomes an employee of such Purchaser or Purchaser’s designated affiliate upon consummation of the Acquisition and such Confidential Information is used in the Business prior to consummation of the Acquisition. The Participant acknowledges and agrees that, upon consummation of the Acquisition, the Confidential Information shall be deemed the Confidential Information of the Purchaser and subject to the Participant’s applicable employment, confidentiality and inventions assignment agreement with such Purchaser.

(b) The Participant recognizes that the Company has received and in the future will receive information from third parties which is subject to an obligation on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Participant agrees, during the term of the Participant’s employment and thereafter, to hold all such confidential or proprietary information of third parties in the strictest confidence and not to disclose or use it, except as necessary in performing the Participant’s duties as an employee of the Company consistent with the Company’s agreement with such third party. The Participant agrees that such information will be subject to the terms of this Confidentiality and Inventions Agreement as Confidential Information.

(c) Protected Disclosures. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Confidentiality and Inventions Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. Furthermore, and for the avoidance of doubt, nothing in this Confidentiality and Inventions Agreement limits or restricts the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company.

4. COMPANY PROPERTY

All apparatus, computers, computer files and media, notes, data, documents, reference materials, sketches, memoranda, records, drawings, engineering log books, equipment, lab/inventor notebooks, programs, prototypes, samples, equipment, tangible embodiments of information, and other physical property, whether or not pertaining to Confidential Information, furnished to the Participant or produced by the Participant or others in connection with the Participant’s employment, shall be and remain the sole property of the Company and any such property actually in the Participant’s possession or control shall be returned promptly to the Company as and when requested in writing by the Company. The Participant shall return and deliver all such property to the Company upon termination of the Participant’s employment. The Participant may not retain any such property or any reproduction of such property upon such termination. The Participant further agrees that any property situated on the Company’s premises and owned, leased, maintained or otherwise contracted for by the Company, including, but not limited to, computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets, desks or other work areas, are subject to inspection by the Company’s representatives at any time with or without notice.

5. COMPANY WORK PRODUCT

Subject to Section 6 and 7 below, the Participant agrees that any Work Product, in whole or in part, conceived, developed, made or reduced to practice by the Participant (either solely or in conjunction with others) during the term of his or her employment with the Company (collectively, the “Company Work Product”) shall be owned exclusively by the Company (or, to the extent applicable, a Purchaser pursuant to an Acquisition). Without limiting the foregoing, the Participant agrees that any of the Company Work Product shall be deemed to be “works made for hire” as defined in U.S. Copyright Act §101, and all right, title, and interest therein shall vest solely in the Company from conception. The Participant hereby irrevocably assigns and transfers, and agrees to assign and transfer in the future on the Company’s request, to the Company all right, title and interest in and to any Company Work Product, including, but not limited to, patents, copyrights and other intellectual property rights therein. The Participant shall treat any such Company Work Product as Confidential Information. The Participant will execute all applications, assignments, instruments and other documents and perform all acts consistent herewith as the Company or its counsel may deem necessary or desirable to obtain, perfect or enforce any patents, copyright registrations or other protections on such Company Work Product and to otherwise protect the interests of the Company therein. The Participant’s obligation to reasonably assist the Company in obtaining and enforcing the intellectual property and other rights in the Company Work Product in any and all jurisdictions shall continue beyond the termination of the Participant’s employment. The Participant acknowledges that the Company may need to secure the Participant’s signature for lawful and necessary documents required to apply for, maintain or enforce intellectual property and other rights with respect to the Company Work Product (including, but not limited to, renewals, extensions, continuations, divisions or continuations in part of patent applications). The Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Participant’s agents and attorneys-in-fact, to act for and on the Participant’s behalf and instead of the Participant, to execute and file any such document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyright registrations and other protections on the Company Work Product with the same legal force and effect as if executed by the Participant. The Participant further hereby waives and relinquishes any and all moral rights that the Participant may have in the Company Work Product.

6. EXCEPTION TO ASSIGNMENTS

Pursuant to Section 2870 of the California Labor Code, the requirements set forth in Section 5 of this Agreement shall not apply to an invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Participant for the Company.

7. PRE-EMPLOYMENT WORK PRODUCT

(a) Work Product includes only things done for the Company in performing work for the Company.

(b) The Participant acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information. The Participant represents and warrants that the Participant’s performance of all of the terms of this Confidentiality and Inventions Agreement and as an employee of the Company does not and will not result in a breach of any duty owed by the

Participant to a third party to keep in confidence any information, knowledge or data. The Participant has not brought or used, and will not bring to the Company, or use, induce the Company to use, or disclose in the performance of the Participant’s duties, nor has the Participant used or disclosed in the performance of any services for the Company prior to the effective date of the Participant’s employment with the Company (if any), any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, unless the Participant has obtained their written authorization for its possession and use.

8. RECORDS

The Participant agrees that he or she will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all the Company Work Product made by the Participant during the term of his or his or her employment with the Company, which records shall be available at all times to the Company and shall remain the sole property of the Company.

9. PRESUMPTION

If any application for any United States or foreign patent related to or useful in the business of the Company or any customer of the Company shall be filed by or for the Participant during the period of one year after the Participant’s employment is terminated, the subject matter covered by such application shall be presumed to have been conceived during the Participant’s employment with the Company.

10. AGREEMENTS WITH THIRD PARTIES OR THE U.S. GOVERNMENT.

The Participant acknowledges that the Company from time to time may have agreements with other persons or entities, or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. The Participant agrees to be bound by all such obligations and restrictions of which the Participant has been made aware of by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

11. INJUNCTIVE RELIEF

Because of the unique nature of the Confidential Information and the Company Work Product, the Participant understands and agrees that the Company may suffer immediate and irreparable harm if the Participant fails to comply with any of his or her obligations under this Confidentiality and Inventions Agreement and that monetary damages may be inadequate to compensate the Company for such breach. Accordingly, the Participant agrees that in the event of a breach or threatened breach of this Confidentiality and Inventions Agreement, in addition to any other remedies available to it at law or in equity, the Company will be entitled, without posting bond or other security, to seek injunctive relief to enforce the terms of this Confidentiality and Inventions Agreement, including, but not limited to, restraining the Participant from violating this Confidentiality and Inventions Agreement or compelling the Participant to cease and desist all unauthorized use and disclosure of the Confidential

Information and the Company Work Product. The Participant will indemnify the Company against any costs, including, but not limited to, reasonable outside legal fees and costs, incurred in obtaining relief against the Participant’s breach of this Confidentiality and Inventions Agreement. Nothing in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, but not limited to, recovery of damages.

12. DISCLOSURE OF OBLIGATIONS

The Participant is hereby permitted and the Participant authorizes the Company to provide a copy of this Confidentiality and Inventions Agreement and any exhibits hereto to any of the Participant’s future employers, and to notify any such future employers of the Participant’s obligations and the Company’s rights hereunder, provided that neither party is under any obligation to do so.

13. JURISDICTION AND VENUE

This Confidentiality and Inventions Agreement will be governed by the laws of the State of California without regard to any conflicts-of-law rules. To the extent that any lawsuit is permitted under this Confidentiality and Inventions Agreement, the Participant hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed against the Participant by the Company. Nothing herein shall limit the right of the Company to seek and obtain injunctive relief in any jurisdiction for violation of the portions of this Confidentiality and Inventions Agreement dealing with protection of Confidential Information or the Company Work Product.

14. ASSIGNMENT; INUREMENT

Neither this Confidentiality and Inventions Agreement nor any duties or obligations under this Confidentiality and Inventions Agreement may be assigned by the Participant without the prior written consent of the Company. The Participant understands and agrees that the Company may freely assign this Confidentiality and Inventions Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest (including any Purchaser upon consummation of an Acquisition), personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 14 shall be null and void.

15. SURVIVORSHIP

The rights and obligations of the parties to this Confidentiality and Inventions Agreement will survive termination of my employment with the Company.

16. MISCELLANEOUS

In the event that any provision hereof or any obligation or grant of rights by the Participant hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum permitted by law, the invalid or unenforceable portions shall be severed, and the remainder of this Confidentiality and Inventions Agreement shall remain valid and enforceable according to its terms. This Confidentiality and Inventions Agreement may not be amended, waived or modified, except by an instrument in writing executed by the Participant and a duly authorized representative of the Company.

17. ACKNOWLEDGMENT

EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE GRANT NOTICE TO WHICH THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT IS ATTACHED, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT. THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

EXHIBIT C

PERFORMANCE GOALS AND SERVICE REQUIREMENT

PERFORMANCE GOALS